Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Media Relations Contact:
Miranda Foster
732-728-5378
mfoster@commvault.com

Commvault Announces Fiscal 2022 Second Quarter Financial Results
--- Annualized recurring revenue (ARR) up 12% year over year ---
--- Second quarter software and products revenue up 4% year over year ---
--- $90 million of share repurchases ---

Second quarter highlights include:

Second quarter
GAAP Results:
Revenues	$177.8 million
Income from Operations (EBIT)	$2.3 million
EBIT Margin	1.3%
Diluted Earnings Per Share	$0.04

Non-GAAP Results:
Income from Operations (EBIT)	$31.0 million
EBIT Margin	17.4%
Diluted Earnings Per Share	$0.48

Tinton Falls, N.J. – October 26, 2021 – Commvault [NASDAQ: CVLT] today announced its financial results for the second quarter ended September 30, 2021.

"During the quarter we saw a significant increase in new customer revenue,” said Sanjay Mirchandani, President and CEO. “Winning new customers and taking market share is foundational to meeting our longer-term financial objectives. At the same time, we did not meet our expectations for the quarter. We believe the impact was principally isolated to delayed software opportunities that are part of larger IT Transformation projects. In addition, we believe industry-wide supply chain issues are impacting our customers sourcing of hardware components and associated software orders."

Total revenues for the second quarter of fiscal 2022 were $177.8 million, an increase of 4% year over year. Total recurring revenue was $140.7 million, representing 79% of total revenue.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $542.6 million as of September 30, 2021, up 12% from September 30, 2020.

Software and products revenue was $75.3 million, an increase of 4% year over year. Excluding pass through hardware revenue, software revenue was up 9% year over year. The year over year increase in software and products revenue was driven by a 6% increase in larger deals (deals greater than $0.1 million in software and products revenue).

Larger deal revenue (deals with greater than $0.1 million and software and products revenue) represented 67% of our software and products revenue in the three months ended September 30, 2021. The number of larger deal revenue transactions increased 9% year over year to 163 deals for the three months ended September 30, 2021. The average dollar amount of larger deal revenue transactions was approximately $311,000.

Services revenue in the quarter was $102.6 million, an increase of 4% year over year. The increase in services revenue was driven primarily by the increase in Metallic software as a service revenue.

On a GAAP basis, income from operations (EBIT) was $2.3 million for the second quarter compared to loss of $42.0 million in the prior year. Non-GAAP EBIT was $31.0 million in the quarter compared to $28.9 million in the prior year.

Operating cash flow totaled $26.1 million for the second quarter of fiscal 2022 compared to $27.0 million in the prior year quarter. Total cash and short-term investments were $295.8 million as of September 30, 2021 compared to $397.2 million as of March 31, 2021.

During the second quarter of fiscal 2022, Commvault repurchased approximately 1,159,000 shares of its common stock totaling $90.0 million at an average price of approximately $77.70 per share.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating

Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards as well as restructuring costs. Commvault has also excluded certain costs related to key employees of Hedvig and, for fiscal year 2021, the noncash amortization of intangible assets and the impairment of the intangible assets from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for the limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, October 26, 2021 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). The live webcast can be accessed under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault is the recognized leader in data backup and recovery. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,600 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2021 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Commvault HyperScale, ScaleProtect, Commvault OnePass, Unified Data Management, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, Commvault Command Center, Hedvig, Universal Data Plane, the “Cube” logo, Metallic, the “M Wave” logo, Be Ready and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Software and products	$75,261	$72,309	$157,423	$148,863
Services	102,579	98,830	203,838	195,276
Total revenues	177,840	171,139	361,261	344,139
Cost of revenues:
Software and products	2,894	7,903	5,200	13,750
Services	23,680	18,896	46,649	37,600
Total cost of revenues	26,574	26,799	51,849	51,350
Gross margin	151,266	144,340	309,412	292,789
Operating expenses:
Sales and marketing	82,928	79,069	159,289	160,745
Research and development	37,726	30,955	73,861	62,097
General and administrative	25,358	24,748	51,787	46,307
Restructuring	636	5,767	2,082	8,091
Impairment of intangible assets	—	40,700	—	40,700
Depreciation and amortization	2,352	5,053	4,633	10,118
Total operating expenses	149,000	186,292	291,652	328,058
Income (loss) from operations	2,266	(41,952)	17,760	(35,269)
Interest income	289	249	423	592
Income (loss) before income taxes	2,555	(41,703)	18,183	(34,677)
Income tax expense (benefit)	824	(532)	2,555	4,211
Net income (loss)	$1,731	$(41,171)	$15,628	$(38,888)
Net income (loss) per common share:
Basic	$0.04	$(0.89)	$0.34	$(0.84)
Diluted	$0.04	$(0.89)	$0.33	$(0.84)
Weighted average common shares outstanding:
Basic	45,743	46,516	45,960	46,354
Diluted	47,599	46,516	47,936	46,354

Table II

Commvault Systems, Inc.

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	March 31,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$295,807	$397,237
Trade accounts receivable, net	166,272	188,126
Other current assets	20,651	22,237
Total current assets	482,730	607,600

Property and equipment, net	109,557	112,779
Operating lease assets	17,925	20,778
Deferred commissions cost	42,351	38,444
Goodwill	112,435	112,435
Other assets	14,756	12,137
Total assets	$779,754	$904,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$178	$374
Accrued liabilities	85,604	112,148
Current portion of operating lease liabilities	6,455	7,469
Deferred revenue	247,578	253,211
Total current liabilities	339,815	373,202

Deferred revenue, less current portion	124,833	119,231
Deferred tax liabilities, net	762	761
Long-term operating lease liabilities	13,009	15,419
Other liabilities	1,557	1,526

Total stockholders’ equity	299,778	394,034
Total liabilities and stockholders’ equity	$779,754	$904,173

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$1,731	$(41,171)	$15,628	$(38,888)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,665	5,365	5,258	10,743
Noncash stock-based compensation	26,449	20,584	48,260	39,535
Impairment of intangible assets	—	40,700	—	40,700
Amortization of deferred commissions cost	4,484	4,959	8,650	9,526
Impairment of operating lease assets	—	225	—	692
Changes in operating assets and liabilities:
Trade accounts receivable, net	(6,535)	15,021	27,519	3,637
Operating lease assets and liabilities, net	(391)	(288)	(544)	(808)
Other current assets and Other assets	3,248	2,693	(4,346)	9,982
Deferred commissions cost	(6,956)	(4,319)	(12,897)	(9,965)
Accounts payable	48	92	(193)	(67)
Accrued liabilities	115	(9,452)	(25,952)	(17,151)
Deferred revenue	1,162	(9,679)	1,831	(10,222)
Other liabilities	39	2,227	56	4,528
Net cash provided by operating activities	26,059	26,957	63,270	42,242
Cash flows from investing activities
Proceeds from maturity of short-term investments	—	—	—	32,800
Purchases of investments	(2,706)	—	(2,706)	—
Purchase of property and equipment, net	(551)	(2,019)	(1,993)	(3,662)
Net cash (used in) provided by investing activities	(3,257)	(2,019)	(4,699)	29,138
Cash flows from financing activities
Repurchase of common stock	(90,044)	—	(180,092)	—
Proceeds from stock-based compensation plans	7,826	5,040	23,261	5,271
Net cash (used in) provided by financing activities	(82,218)	5,040	(156,831)	5,271
Effects of exchange rate — changes in cash	(3,926)	7,743	(3,170)	10,420
Net (decrease) increase in cash and cash equivalents	(63,342)	37,721	(101,430)	87,071
Cash and cash equivalents at beginning of period	359,149	345,432	397,237	296,082
Cash and cash equivalents at end of period	$295,807	$383,153	$295,807	$383,153

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$2,266	$(41,952)	$17,760	$(35,269)
Noncash stock-based compensation (1)	26,199	19,937	47,888	38,831
FICA and payroll tax expense related to stock-based compensation (2)	495	188	1,458	520
Restructuring (3)	636	5,767	2,082	8,091
Hedvig deferred payments (4)	1,405	1,406	2,811	2,812
Amortization of intangible assets (5)	—	2,825	—	5,650
Impairment of intangible assets (6)	—	40,700	—	40,700
Non-GAAP income from operations	$31,001	$28,871	$71,999	$61,335

GAAP net income (loss)	$1,731	$(41,171)	$15,628	$(38,888)
Noncash stock-based compensation (1)	26,199	19,937	47,888	38,831
FICA and payroll tax expense related to stock-based compensation (2)	495	188	1,458	520
Restructuring (3)	636	5,767	2,082	8,091
Hedvig deferred payments (4)	1,405	1,406	2,811	2,812
Amortization of intangible assets (5)	—	2,825	—	5,650
Impairment of intangible assets (6)	—	40,700	—	40,700
Non-GAAP provision for income taxes adjustment (7)	(7,624)	(8,394)	(16,999)	(12,509)
Non-GAAP net income	$22,842	$21,258	$52,868	$45,207

Diluted weighted average shares outstanding	47,599	47,106	47,936	46,821
Non-GAAP diluted earnings per share	$0.48	$0.45	$1.10	$0.97

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Subscription software and products revenue	$47,605	$38,395	$97,123	$89,589
Perpetual software and products revenue	27,656	33,914	60,300	59,274
Total software and products revenue	$75,261	$72,309	$157,423	$148,863
Subscription as a % of total software and products revenue	63%	53%	62%	60%

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Subscription software and products revenue	$47,605	$38,395	$97,123	$89,589
Recurring support and services revenue	93,109	90,694	185,759	180,591
Total recurring revenue	$140,714	$129,089	$282,882	$270,180
Percentage of total revenues	79%	75%	78%	79%

Perpetual software and products revenue	$27,656	$33,914	$60,300	$59,274
Non-recurring services revenue	9,470	8,136	18,079	14,685
Total non-recurring revenue	$37,126	$42,050	$78,379	$73,959
Percentage of total revenues	21%	25%	22%	21%

Total Revenue (8)	$177,840	$171,139	$361,261	$344,139

	Measures at period ending ($000s)
	September 30, 2020	March 31, 2021	September 30, 2021
Annualized Recurring Revenue (9)	$483,455	$517,948	$542,564

	Three Months Ended September 30, 2021
	Americas	EMEA	APJ	Total
Software and Products Revenue	$44,185	$22,280	$8,796	$75,261
Customer Support Revenue	51,207	26,288	9,958	87,453
Other Services Revenue	9,393	4,114	1,619	15,126
Total Revenue	$104,785	$52,682	$20,373	$177,840

	Three Months Ended September 30, 2020
	Americas	EMEA	APJ	Total
Software and Products Revenue	$39,241	$22,063	$11,005	$72,309
Customer Support Revenue	54,177	24,911	10,359	89,447
Other Services Revenue	4,794	3,084	1,505	9,383
Total Revenue	$98,212	$50,058	$22,869	$171,139

	Six Months Ended September 30, 2021
	Americas	EMEA	APJ	Total
Software and Products Revenue	$95,972	$43,621	$17,830	$157,423
Customer Support Revenue	103,081	53,062	20,279	176,422
Other Services Revenue	16,703	7,542	3,171	27,416
Total Revenue	$215,756	$104,225	$41,280	$361,261

	Six Months Ended September 30, 2020
	Americas	EMEA	APJ	Total
Software and Products Revenue	$89,886	$40,858	$18,119	$148,863
Customer Support Revenue	109,415	48,221	20,454	178,090
Other Services Revenue	8,907	5,639	2,640	17,186
Total Revenue	$208,208	$94,718	$41,213	$344,139

	Three Months Ended September 30, 2021		Six Months Ended September 30, 2021
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$75,261	$75,261	$157,423
Adjustment for currency impact	770	(836)	(3,916)
Non-GAAP software and products revenue on a constant currency basis (10)	$76,031	$74,425	$153,507

	Three Months Ended September 30, 2021		Six Months Ended September 30, 2021
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$102,579	$102,579	$203,838
Adjustment for currency impact	1,012	(1,241)	(5,691)
Non-GAAP services revenue on a constant currency basis (10)	$103,591	$101,338	$198,147

	Three Months Ended September 30, 2021		Six Months Ended September 30, 2021
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$177,840	$177,840	$361,261
Adjustment for currency impact	1,782	(2,077)	(9,607)
Non-GAAP total revenues on a constant currency basis (10)	$179,622	$175,763	$351,654

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Cost of services revenue	$1,042	$740	$2,227	$1,406
Sales and marketing	9,974	8,988	17,282	16,192
Research and development	8,410	5,578	15,595	11,519
General and administrative	6,773	4,631	12,784	9,714
Stock-based compensation expense	$26,199	$19,937	$47,888	$38,831

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)In recent fiscal years, Commvault initiated restructuring plans to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. Restructuring includes stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders will receive cash payments for the 30 months following the date of acquisition, subject to their continued employment with Commvault. While these payments are proportionate to these shareholders' ownership of Hedvig, under GAAP they are accounted for as compensation expense within Research and development expenses over the course of the 30 month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)Represents noncash amortization of intangible assets.

(6)In the second quarter of fiscal 2021, Commvault recorded impairment of its acquired intangible assets. These non-cash charges are not representative of ongoing costs to the business and are not expected to recur. As a result, these charges are being excluded to provide investors with a more comparable measure of costs associated with ongoing operations.

(7)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(8)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage that are structured with no guaranteed minimums. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in Services Revenue on Commvault’s Consolidated Statement of Operations. This line also includes revenue from software-as-a-service arrangements.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic, Commvault's software-as-a-service offering is recognized over time as services revenue.

(9)        Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the deal arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts will be annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(10)     Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2022. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.